REVOLVING CREDIT AGREEMENT
This Revolving Credit Agreement (the “Agreement”), dated as of May 14, 2019 (the “Closing Date”), is between Koss Corporation, a Delaware Corporation (“Borrower”), and Town Bank, a Wisconsin banking corporation (“Bank”).
In consideration of the mutual covenants, conditions and agreements set forth herein, and for other good and valuable consideration, Borrower and Bank agree as follows:
ARTICLE I LOANS AND INTEREST
Subject to all the terms and conditions of this Agreement:
1.1    Revolving Credit Loans.
(a)    From time to time prior to the Maturity Date, or the earlier termination of Bank’s obligation to make a Revolving Loan or issue a Letter of Credit in accordance with this Agreement, Borrower may borrow from Bank, and Bank will lend to Borrower, in accordance with this Agreement, up to the Revolving Credit Limit. This credit facility may be referred to as the “Revolving Credit Facility.”
(b)    Each advance under Section 1.1(a) or Letter of Credit issued under Section 1.2 below is a “Revolving Loan.” The Revolving Loans shall be evidenced by the promissory note of Borrower payable to the order of Bank in the principal amount of Five Million Dollars ($5,000,000.00) dated as of the date of this Agreement, in substantially the form of Exhibit 1.1 attached hereto (as it may be amended, extended or modified, the “Revolving Credit Note”). Although the Revolving Credit Note shall be expressed to be payable in the full amount of the maximum Revolving Credit Limit, Borrower shall be obligated to pay only the amounts actually disbursed to, or advanced on behalf of (including, without limitation, Letters of Credit), Borrower thereunder, together with accrued interest on the outstanding balance thereof at the rates and on the dates specified in the Revolving Credit Note, and such other charges provided for herein or therein.
(c)    Borrower may obtain Revolving Loans (other than Letters of Credit, as such procedures for obtaining Letters of Credit are set forth in Section 1.2 below) under this Agreement in writing (electronically, via Bank’s online banking platform, or otherwise) or by telephone request, specifying the date and the amount of the Revolving Loan. Bank will make the requested Revolving Loan available to Borrower by crediting the amount of the Revolving Loan to Borrower’s account (Account No. 146430; the “Operating Account”) with Bank on the same day as requested, providing notice is received by 2:00 p.m. (Milwaukee time) on a Business Day. At Bank’s request, each oral request for a Revolving Loan shall also be immediately confirmed by a written request sent to Bank by electronic transmission.

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1.2    Letters of Credit.
(a)    General Terms. Subject to the terms and conditions of this Agreement and the other the Loan Documents, prior to the Maturity Date, Bank shall, from time to time issue, upon Borrower’s request, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed the Letter of Credit Sublimit. Each Letter of Credit shall constitute usage of the Revolving Credit Facility and be treated the same as a Revolving Loan (thereby reducing the amount available under the Revolving Credit Facility). For the purposes of this Agreement, each Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn on such Letter of Credit under any circumstance and over any period of time plus any unreimbursed drawings then outstanding with respect to such Letter of Credit. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Revolving Credit Facility shall to such extent be reinstated. Each Letter of Credit issued hereunder shall be payable in U.S. Dollars, conform to the general requirements of Bank for the issuance of a standby or commercial letter of credit, as the case may be, as to form and substance, and be a letter of credit which Bank may lawfully issue. Payments made by the Bank with regard to a Letter of Credit to any person on account of any Letter of Credit shall be immediately payable by Borrower without notice, presentment or demand and Borrower agrees that each payment made by the Bank of a Letter of Credit in respect of a Letter of Credit shall constitute a request by Borrower for a Revolving Loan to reimburse Bank. In the event such Revolving Loan (to reimburse Bank for a payment by Bank on a Letter of Credit) is not advanced by Bank for any reason, such reimbursement obligations shall become part of the Obligations hereunder and shall bear interest at the rate then applicable to Revolving Loans until repaid. Borrower shall remit to Bank a fee for each Letter of Credit equal to the Letter of Credit Fee Amount in accordance with Section 1.2(f) of this Agreement.
(b)    Requests for Letters of Credit. Borrower shall make requests for Letters of Credit in writing at least fifteen (15) calendar days prior to the date such Letter of Credit is to be issued. Each such request shall specify the date such Letter of Credit is to be issued, the amount thereof, the name and address of the beneficiary thereof and a description of the transaction to be supported, thereby. Any such notice shall be accompanied by the form of Letter of Credit requested and any application or reimbursement agreement required by the Bank. To the extent any of the terms of this Agreement conflict with the terms of any such application or reimbursement agreement, the terms of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension: (i) the Letter of Credit Sublimit shall not be exceeded, and (ii) the outstanding Revolving Loans (including, without limitation, the face amount of all Letters of Credit) shall not exceed the Revolving Credit Limit at any time.
(c)    Obligations Absolute. Borrower shall be obligated to reimburse the Bank, for all payments made in respect of any Letter of Credit, which obligation shall be absolute, unconditional and irrevocable and shall be paid regardless of: (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or

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herein, (b) any amendment or waiver of or consent or departure from any provisions of any Letter of Credit, this Agreement or any other Loan Document, (c) the existence of any claim, set off, defense or other right which Borrower or any other person may have against any beneficiary of any Letter of Credit or Bank, (d) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (e) any payment under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (f) any other event or circumstance, act or omission to act or delay of any kind whatsoever of Bank or any other person or any other event or circumstance that might otherwise constitute a legal or equitable discharge of, or provide a right of setoff against, the Obligations hereunder. Bank shall have no liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Bank; provided that the foregoing shall not be construed to excuse Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by Bank’s fraud or failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. Notwithstanding any provisions to the contrary herein or in any other Loan Document, the parties hereto expressly agree that, in the absence of bad faith or willful misconduct on the part of Bank (as finally determined by a court of competent jurisdiction), Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(d)    Expiration Dates of Letters of Credit. Each Letter of Credit issued hereunder shall expire not later than the earlier of: (i) the one (1) year anniversary of the date of issuance (or be cancelable not later than the one (1) year anniversary of the date of issuance and each applicable renewal) and (ii) the Maturity Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as Bank has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends to a date after the Maturity Date (except as otherwise consented to by Bank in writing in its sole discretion).
(e)    Letter of Credit Fees. All Letters of Credit shall bear such application, issuance, renewal, negotiation and other fees and charges, and bear such interest as charged by the Bank and all such fees shall be payable on demand. In addition to the foregoing, each Letter of Credit issued under and pursuant to this Agreement shall bear an annual

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issuance fee equal to two percent (2.00%) of the face amount of such Letter of Credit (the “Letter of Credit Fee Amount”), payable by the Borrower prior to the issuance by the Bank of such Letter of Credit and annually thereafter (as applicable), until: (i) such Letter of Credit has expired or has been returned to the Bank, or (ii) the Bank has paid the beneficiary thereunder the full face amount of such Letter of Credit. Said fee shall be calculated on the basis of a 360-day year.
(f)    Additional Letter of Credit Requirements. Borrower and Bank agree that each draw under any Letter of Credit shall constitute a request for, and shall be repaid by, a direct advance under the Revolving Loan on the date of such draw; provided, that if for any reason, there is not sufficient availability for a direct advance under the Revolving Loan, Borrower shall pay Bank the amount due promptly upon demand by Bank. Each Letter of Credit requested by Borrower shall be issued by Bank only after Bank has received a fully executed letter of credit application on Bank’s standard form. If any Letter of Credit is not returned or cancelled, or remains outstanding as of the Maturity Date, Borrower shall provide Bank with: (i) cash collateral in form and substance acceptable to Bank in an amount equal to one hundred ten percent (110%) of the aggregate amount of the Letter of Credit Obligations, or (ii) a back-up letter of credit from a financial institution reasonably acceptable to Bank in an amount equal to the undrawn amount of the Letters of Credit. After all undrawn Letters of Credit issued hereunder have expired, been cancelled, been drawn upon and paid, Bank shall promptly release its lien on and return to Borrower said cash collateral, or promptly return said back-up letter of credit to the issuing financial institution.
1.3    Interest Rate; Fees; Payments.
(a)    Borrower agrees to pay to Bank, on all Revolving Loans, principal and interest on the unpaid principal balance outstanding from time to time under this Agreement in accordance with the Revolving Credit Note evidencing the Revolving Loans.
(b)    The Revolving Credit Note shall accrue interest before the Maturity Date at an annual rate equal to the One-Month LIBOR Rate (as defined below) plus 150 basis points (1.50%) which rate will change as of the first Business Day of each month, if the One-Month LIBOR Rate has changed.
(c)    Interest on the Revolving Credit Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under the Revolving Credit Note shall be computed using this method. This calculation method results in a higher effective interest rate than the numeric interest rate stated in the Revolving Credit Note. If any payment received is less than interest due to the effective date of receipt of such payment, Bank reserves the right to add any such deficiency to principal.
(d)    The interest rate listed in this Agreement and the Revolving Credit Note may or may not be the lowest rate charged by Bank. Any change in the interest rate resulting from a change in any indexed or variable interest rate described in this Agreement or the Revolving Credit Note shall become effective without notice to Borrower as of the day on

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which such change in the index or variable interest rate described in this Agreement or the Revolving Credit Note becomes effective. A change in the interest rate as to Revolving Loans will apply both to the outstanding principal balance and to new Revolving Loans.
(e)    Unpaid principal and unpaid interest each bear interest after an Event of Default or maturity (whether by acceleration or lapse of time) until paid at the lesser of: (i) the rate which would otherwise be applicable plus two hundred (200) basis points (2%), or (ii) the highest rate permitted by law.
(f)    Bank is authorized to automatically charge payments due under this Agreement to any account of Borrower with Bank. Bank is authorized to make book entries evidencing Revolving Loans and payments under this Agreement and the aggregate unpaid amount of all Revolving Loans as evidenced by those entries is presumptive evidence that those amounts are outstanding and unpaid to Bank.
(g)    To the fullest extent permitted by law, Bank has sole discretion to apply a payment received from Borrower on the Revolving Credit Note in any fashion it deems appropriate.
(h)    If any payment of principal or interest due under the Revolving Credit Note or any payment required under this Agreement is not fully paid within ten (10) days after its due date, the Borrower shall pay to the Bank a late charge equal to five percent (5%) of such payment amount to compensate Bank for the extra cost of handling delinquent payments. Neither the requirement that such late charge be paid, nor the payment of the late charge, will be deemed to be a waiver of an Event of Default arising from the late payment.
1.4    Loans; Prepayment. The Revolving Credit Note may be prepaid in whole or in part at any time without premium or penalty.
1.5    Non-Business Days. Whenever any payment to be made hereunder or under the Revolving Credit Note shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest under the Revolving Credit Note.
ARTICLE II CONDITIONS FOR LOANS
Without limiting any of the terms of this Agreement, Bank is not required to make any Revolving Loan to Borrower or issue any Letter of Credit hereunder unless all of the following conditions are satisfied:
2.1    Credit Requests.
(a)    Revolving Loan Requests. As to requests for Revolving Loans (other than a Letter of Credit), Bank shall have received a request complying with Section 1.1(c) above. Each request for a Revolving Loan is hereby deemed a representation and warranty by Borrower that no Default or Event of Default has occurred and all of the representations and warranties contained in Article III of this Agreement are true and correct on the date of

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such a request, except to the extent such representation or warranty applies only to the Closing Date.
(b)    Letter of Credit Requests. As to requests for the issuance of a Letter of Credit, Bank shall have received a request complying with Section 1.2(b) above. Each request for a Letter of Credit is hereby deemed a representation and warranty by Borrower that no Default or Event of Default has occurred and all of the representations and warranties contained in Article III of this Agreement are true and correct on the date of such a request.
2.2    Revolving Credit Note. On or before the Closing Date and effective as of the Closing Date, Borrower shall have executed and delivered to Bank the Revolving Credit Note.
2.3    Security Agreement. On or before the Closing Date and effective as of the Closing Date, Borrower shall have executed and delivered to Bank a general business security agreement in substantially the form of Exhibit 2.3 attached hereto (as it may be amended, extended or modified, the “Security Agreement”).
2.4    Closing Certificate of Secretary. On or before the Closing Date and effective as of the Closing Date, Bank shall have received copies, certified by the Secretary of Borrower as true and correct of:
(a)    the Articles of Incorporation and Bylaws of Borrower;
(b)    resolutions of Borrower authorizing the execution, issuance, delivery and performance of this Agreement, the Revolving Credit Note, all Letters of Credit requested by Borrower and issued by Bank, the Security Agreement, any document related to the Revolving Credit Facility in any way and in any other document or agreement securing or guarantying any or all of the foregoing (collectively, the “Loan Documents”); and
(c)    a statement of the names and titles of representatives of Borrower authorized to sign and deliver to Bank the Loan Documents and to request Revolving Loans under this Agreement, together with true signatures of such representatives.
2.5    Life Insurance. On or before the Closing Date and effective as of the Closing Date, Bank shall have received assignments of the following Northwestern Mutual life insurance policies on the lives of Michael J. Koss, John C. Koss and John C. Koss, Jr., respectively, with an aggregate cash surrender value in an amount not less than $5,000,000.00 (collectively, the “Life Insurance Policies”): (i) 17554588; (ii) 12646250; (iii) 10783517; (iv) 6250469; (v) 17550731 and (vi) 12646210, in form and substance acceptable to Bank and Bank’s counsel and that properly perfect Bank’s first lien security interest in said Life Insurance Policies.
2.6    Proceedings Satisfactory. All proceedings taken in connection with the transactions contemplated by this Agreement, and all instruments, authorizations, consents, releases, terminations, title insurance and other documents applicable thereto, shall be satisfactory in form and substance to Bank and Bank’s counsel.
ARTICLE III REPRESENTATIONS AND WARRANTIES

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In order to induce Bank to make the loans as herein provided, Borrower represents and warrants to Bank as follows:

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3.1    Organization. Borrower is a corporation duly organized and existing in good standing under the laws of the State of Delaware and has all requisite power and authority to conduct its business and to own its properties. Borrower is duly licensed or qualified to do business and is in good standing in all jurisdictions in which the nature of its business or the ownership of its properties requires such qualification.
3.2    Authority. The execution, delivery and performance of the Loan Documents are within the corporate powers of Borrower, have been duly authorized by all necessary action and do not and will not (a) require any further consent or approval of the directors or other interested parties of Borrower, (b) violate any provision of the articles of incorporation or bylaws of Borrower or any law, rule, charter, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower except where the violation of which, individually or in the aggregate, could reasonably be expected to have a materially adverse effect on Borrower or a material portion of Borrower’s properties; (c) require the consent or approval of, or filing or registration with, any governmental body, agency or authority other than the ministerial act of recording a memorandum and filing a financing statement; or (d) result in a breach of or constitute a default that could reasonably be expected to have a material adverse effect on Borrower under, or result in the imposition of any prohibited lien, charge or encumbrance upon a material portion of the property of Borrower, pursuant to any indenture or agreement or instrument under which Borrower is a party, or by which it or its properties may be bound or affected. The Loan Documents when delivered will constitute legal, valid and binding Obligations enforceable against Borrower and its properties in accordance with their respective terms.
3.3    Investment Company Act of 1940. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
3.4    Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (all as defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time). No part of the proceeds of any Revolving Loans will be used to purchase or carry any such “margin stock.”
3.5    Employee Retirement Income Security Act. All Plans (as hereinafter defined) which are maintained for employees of Borrower or any subsidiary, or any member of the Controlled Group (as hereinafter defined), are in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as the same may be in effect from time to time. Neither Borrower nor any subsidiary has incurred any material “accumulated funding deficiency,” within the meaning of Section 302(a)(2) of ERISA in connection with any Plan. There has been no Reportable Event (defined in Title IV of ERISA) for any Plan, the occurrence of which would have a materially adverse effect on Borrower, nor has Borrower incurred any material liability to the Pension Benefit Guaranty Corporation under Section 4062 of ERISA in connection with any such Plan.
3.6    Liens. Borrower has good and marketable title or a valid leasehold or licensed interest in all of its assets, real and personal, free and clear of all liens, security interests, mortgages and encumbrances of any kind, except Permitted Liens (as hereinafter defined) and liens to be

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discharged out of loan proceeds at the signing of this Agreement. All owned and leased buildings and equipment of Borrower are in good condition, repair and working order, other than ordinary wear and tear, and, to the best of Borrower’s knowledge and belief, conform to all applicable laws, regulations and ordinances.
3.7    Contingent Liabilities. Borrower has no guarantees or other contingent liabilities outstanding (including, without limitation, liabilities by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure the creditor against loss), except as permitted by Section 4.5 or as set forth in the attached Exhibit 3.7.
3.8    Taxes. Borrower has no material outstanding unpaid tax liability (except for taxes which are currently accruing from current operations and ownership of property, which are not delinquent and taxes that are currently being contested in good faith by appropriate proceedings), and, to the best knowledge of Borrower no tax liens have been proposed or asserted against Borrower.
3.9    Absence of Litigation. As of the Closing Date or as otherwise disclosed to Bank in writing or disclosed in Borrower’s public corporate filings, Borrower is not a party to any litigation or administrative proceeding, nor so far as is known by Borrower is any litigation or administrative proceeding threatened against it in writing: (a) which relates to the execution, delivery or performance of the Loan Documents, or (b) which would, if adversely determined, cause any material adverse change in, or have a material adverse affect on the property, financial condition or business operations of Borrower.
3.10    Absence of Default. No event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Borrower the right to accelerate the maturity of any Indebtedness of Borrower, except as set forth in the attached Exhibit 3.10. Borrower has not received notice of any default under any other lease, agreement or instrument, or to the best knowledge of Borrower any law, rule, regulation, order, writ, injunction, decree, determination or award, non‑compliance with which would materially adversely affect its property, financial condition or business operations.
3.11    No Burdensome Agreements. Borrower is not a party to any agreement, instrument or undertaking, or subject to any other restriction: (a) which materially adversely affects or may in the future so affect the property, financial condition or business operations of Borrower, or (b) under or pursuant to which Borrower is or will be required to place (or under which any other person may place) a lien upon any of its properties securing Indebtedness either upon demand or upon the happening of a condition, with or without such demand.
3.12    Trademarks, etc. Borrower possesses adequate trademarks, trade names, copyrights, patents, permits, service marks and licenses, or rights thereto, for the present and planned future conduct of its business substantially as now conducted, without any known conflict with the rights of others which would, if successfully prosecuted, result in a material adverse effect on Borrower.
3.13    Full Disclosure. No information, exhibit or report furnished by Borrower to Bank in connection with the negotiation or execution of this Agreement contained any material misstatement of fact as of the date when made, or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date when made.

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3.14    Hazardous Substances. Except as disclosed in Exhibit 3.14: (a) there is no substance which has been, is, or will be present, used, stored, deposited, treated, recycled or disposed of on, under, in or about any real estate now or at any time owned or occupied by Borrower (the “Property”) during the period of Borrower’s ownership or use of the Property in a form, quantity or manner which, if known to be present on, under, in or about the Property would require clean‑up, removal or some other remedial action (each a “Hazardous Substance”) under any federal, state or local laws, regulations, ordinances, codes or rules (the “Environmental Laws”); (b) Borrower has no knowledge after due inquiry of any prior use or existence of any Hazardous Substance on the Property by any prior owner of or person using the Property; (c) without limiting the generality of the foregoing, Borrower has no knowledge after due inquiry that the Property contains asbestos, polychlorinated biphenyl components (PCBs) or underground storage tanks; (d) Borrower has no knowledge after due inquiry of any conditions existing currently or likely to exist during the term of this Agreement which would subject Borrower to any damages, penalties, injunctive relief or clean‑up costs in any governmental or regulatory action or third-party claim relating to any Hazardous Substance; (e) Borrower is not subject to any court or administrative proceeding, judgment, decree, order or citation relating to any Hazardous Substance; and (f) Borrower in the past has been, at the present is, and in the future will remain in compliance with all Environmental Laws, except non-compliance which would not result in a material adverse effect on Borrower or any material portion of Borrower’s properties. Borrower shall indemnify and hold harmless Bank, its directors, officers, employees and agents from all loss, cost (including, without limitation, attorneys’ fees and legal expenses), liability and damage whatsoever directly or indirectly resulting from, arising out of, or based upon: (i) the presence, use, storage, deposit, treatment, recycling or disposal, at any time, of any Hazardous Substance described above, on, under, in or about the Property, or the transportation of any Hazardous Substance to or from the Property, (ii) the violation or alleged violation of any Environmental Law, permit, judgment or license relating to the presence, use, storage, deposit, treatment, recycling or disposal of any Hazardous Substance on, under, in or about the Property, or the transportation of any Hazardous Substance to or from the Property, or (iii) the imposition of any governmental lien for the recovery of environmental clean‑up costs expended under any Environmental Law. Borrower shall immediately notify Bank in writing of any governmental or regulatory action or third-party claim instituted or threatened in connection with any Hazardous Substance on, in, under or about the Property.
3.15    Fiscal Year. The fiscal year of Borrower ends on each June 30.
3.16    Place of Business. Borrower’s principal place of business is 4129 N. Port Washington Avenue, Milwaukee, Wisconsin 53212.
3.17    Use of Proceeds. Borrower will use the proceeds of the Revolving Loan to refinance and existing revolving credit loans with JPMorgan Chase and for working capital and other general business purposes.
ARTICLE IV NEGATIVE COVENANTS
While any part of the credit granted to Borrower hereunder is available or any part of the principal of or interest on the Revolving Credit Note remains unpaid, any Letter of Credit remains outstanding, or any other Obligations remain outstanding, Borrower shall not do any of the following, without the prior written consent of Bank:

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4.1    Liens. Create, incur, assume or permit to be created or allow to exist any mortgage, pledge, encumbrance or other lien upon or security interest in any of its assets or properties, except Permitted Liens.
4.2    Indebtedness. Issue, create, incur, assume or otherwise become liable with respect to (or agree to issue, create, incur, assume or otherwise become liable with respect to), or permit to remain outstanding, any Indebtedness except: (a) the Revolving Loans and any other Indebtedness owed to Bank; (b) operating leases, capital leases and purchase money Indebtedness, provided the aggregate annual (per calendar year) payments for such operating leases, capital leases and purchase money Indebtedness combined total less than or equal to $500,000 per calendar year; (c) current liabilities of Borrower incurred in the ordinary course of business which are not more than ninety (90) days overdue, unless Borrower has previously negotiated a longer period of time with the creditor, or unless such liability is being contested in good faith and with due diligence; (d) contingent liabilities and indebtedness permitted by Section 4.5, and (e) any other Indebtedness associated with the liens permitted in the definition of Permitted Liens.
4.3    Guaranty. Guaranty, or otherwise in any way become or be responsible for, obligations of any other person, whether by agreement for the furnishing of funds to any other person, through the purchase of goods, supplies or services (or by way of stock purchase, capital contributions advanced or loaned) for the purpose of paying or discharging the Indebtedness of any person, or otherwise, except for the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.
4.4    Liquidation; Merger; Disposition of Assets. Liquidate or dissolve; merge with or into or consolidate with or into any other entity; or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets or business (other than sales of inventory or equipment made in the ordinary course of business). Except in the ordinary course of business (which is limited to selling inventory and collecting accounts receivable), sell, assign transfer or otherwise dispose of any Collateral in excess of $250,000 in value in the aggregate for any calendar year to anyone other than Bank; provided, however, that, in addition to the aforementioned limit, Borrower may sell, assign, transfer or otherwise dispose of the assets (including the related intellectual property) associated with the STRIVA technology.
4.5    Contingent Liabilities. Assume, guarantee, endorse or otherwise become liable for obligations of another (except endorsements of negotiable instruments for deposit or collection in the ordinary course of business), other than indemnities and assurances given in the ordinary course of business with an aggregate liability for all such indemnities and assurances of not more than $250,000.
4.6    Sale of Notes or Receivables. Discount or sell any of its notes or accounts receivable in a manner inconsistent with past practices that have been disclosed to Bank.
4.7    Fiscal Year. Change its fiscal year end.
4.8    Change of Location. Change its principal place of business from 4129 N. Port Washington Ave, Milwaukee, Wisconsin 53212.

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4.9    Payment Impairment. Take any action or permit any event to occur which materially impairs Borrower’s ability to make payments under the Revolving Credit Note or otherwise under this Agreement when due. Such events include, without limitation, the fact that Borrower ceases to exist, becomes insolvent or is the subject of a bankruptcy or insolvency proceeding, which, if involuntary, is not dismissed within 60 days.
4.10    Life Insurance Policies. Assign any or all of the Life Insurance Policies to any person other than Bank, or fail to make premium payments on (or to otherwise maintain) any or all of the Life Insurance Policies.
ARTICLE V AFFIRMATIVE COVENANTS
While any part of the credit granted to Borrower hereunder is available or any part of the principal of or interest on the Revolving Credit Note remains unpaid, any Letter of Credit remains outstanding, or any other Obligations remain outstanding, Borrower shall, unless waived in writing by Bank:
5.1    Accounting Records; Reports. Maintain a standard and modern system for accounting in accordance with generally accepted accounting principles (“GAAP”) consistently applied throughout all accounting periods; and furnish to Bank (or make available online) such information respecting the business, assets and financial condition of Borrower as Bank may reasonably request and, without request, furnish to Bank:
(a)    Within forty-five (45) calendar days after the end of each calendar quarter (i) balance sheets of Borrower as of the close of such calendar quarter and of the comparable quarters in the immediately preceding fiscal year, and (ii) statements of income, retained earnings, and cash flow of Borrower for such quarter, for that part of the fiscal year ending with such quarter, and for the corresponding periods of the preceding fiscal year and certified as true and correct (subject to audit and normal year-end adjustments) by the chief financial officer of Borrower;
(b)    As soon as available, and in any event within one hundred twenty (120) calendar days after the close of each fiscal year of Borrower, a copy of Borrower’s audited financial statements, including a balance sheet, and statements of income, retained earnings and cash flow, as prepared by independent public accountants of recognized standing selected by Borrower and satisfactory to Bank, which audit shall be accompanied by an opinion of such accountants, in form satisfactory to Bank, to the effect that the audit of Borrower’s financial statements was conducted in accordance with standards established by the American Institute of Certified Public Accountants and, based on their audit, such accountants are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with GAAP;
(c)    As soon as available, and, in any event, no later than one hundred twenty (120) calendar days after the close of each fiscal year of Borrower, a copy of Borrower’s projected financial performance for the next, immediately succeeding, fiscal year; and
(d)    Within ten (10) calendar days after Borrower’s first knowledge of any Default, Event of Default or other act or omission that, after notice, lapse of time or both,

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would constitute an Event of Default under this Agreement, immediately report to Bank such Default, Event of Default or other act or omission.
5.2    Insurance. Maintain insurance coverage in the forms (together with any lender loss payee or mortgagee clause requested by Bank), amounts and with companies which would be carried by prudent management in connection with similar properties and businesses, including, without limitation: (a) insure all of its physical property against fire and extended coverage risks in amounts satisfactory to Bank; (b) maintain such workers’ compensation and similar insurance as may be required by law; and (c) maintain in amounts and with deductibles at least equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims for bodily injury, death or property damage occurring on, in or about any property of Borrower, business interruption insurance and product liability insurance.
5.3    Inspection of Property and Records. Keep complete and accurate books of records and accounts and permit any representatives of Bank to examine, copy, and/or audit any of the books or records and to visit and inspect any of Borrower’s tangible or intangible properties as often as desired.
5.4    Taxes. Pay and discharge all lawful taxes, assessments and governmental charges upon Borrower or against its properties prior to the date on which penalties attach, unless and to the extent only that such taxes, assessments and charges are being contested in good faith and by appropriate process by Borrower.
5.5    Existence. Do all things necessary to maintain its existence, to preserve and keep in full force and effect its rights and franchises necessary to continue its business, and comply in all material respects with all applicable laws, regulations and ordinances.
5.6    Management. Notify Bank of any change in the executive management of Borrower within thirty (30) days after such change.
5.7    Accounts. At all times following the date that is forty-five (45) days following the Closing Date, maintain all its operating and financial institution depository (including, without limitation, all time, demand and money market) accounts at Bank, other than accounts with less than $50,000.00 individually or $150,000 in the aggregate.
5.8    Maintenance. Keep (or by contract require the landlord or owner to keep) all Property, whether leased or owned, in good condition, repair and working order (ordinary wear and tear excepted) and from time to time make or cause to be made all needed and proper repairs, renewals, replacements, additions and improvements in a commercially reasonable manner so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
5.9    Use of Proceeds. Use the proceeds of the Revolving Loans for business purposes only and limit such use to (i) refinance existing revolving credit loans with JPMorgan Chase, and (ii) working capital and other general business purposes.
5.10    Comply With, Pay and Discharge All Contracts. Materially comply with, pay and discharge all material obligations under leases, indentures and any other material contractual

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arrangements to which Borrower is a party in accordance with the respective terms of such contracts so as to prevent any material default thereunder, unless the obligation to pay or perform is contested in good faith and by appropriate means by Borrower
5.11    Life Insurance Policy. Pay or cause to be paid all premiums for and otherwise maintain the Life Insurance Policies in such amounts as in place as of the date of this Agreement and ensure that Bank is the only assignee of such Life Insurance Policies.
5.12    Fees and Costs. In addition to all other the fees and costs set forth in this Agreement, Borrower shall pay promptly, after receipt of an invoice:
(a)    the reasonable fees and expenses incurred by Bank in connection with any inspection pursuant to the terms of Section 5.3 limited to one time per calendar year in the absence of an Event of Default;
(b)    all reasonable, out-of-pocket expenses (including, without limitation, attorneys’ fees) incurred by Bank with respect to the preparation of this Agreement and the other Loan Documents;
(c)    all reasonable, out-of-pocket expenses incurred by Bank with respect to the advance of any Obligations, and any amendments, supplements, waivers and consents related to this Agreement, any of the Loan Documents or both, including, without limitation, attorneys’ fees, appraisal fees, appraisal review fees, environmental inspection fees, filing fees, and title fees (including fees and expenses as provided in Section 5.12(d)); and
(d)    all reasonable, out-of-pocket fees and expenses, including attorneys’ fees and costs, incurred by Bank with respect to the administration, protection or enforcement (including field audits and collection and disposition of Collateral) of Bank’s rights under this Agreement or the Loan Documents.
ARTICLE VI DEFAULTS
The following are each “Events of Default” or defaults under each of the Loan Documents:

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6.1    Default in Payment. Borrower shall fail to pay any interest (within three (3) Business Days of the date due) or principal when it is due under the Revolving Credit Note, or any other amount payable under this Agreement, any Letter of Credit, any other Loan Document or any other Obligation within three (3) Business Days of the date due.
6.2    Default on Covenants. Borrower fails to timely perform or observe any of the covenants set forth in Article IV or Article V of this Agreement.
6.3    Default in Performance of Other Agreements. Any default or event of default occurs in the performance or observance of any of the other agreements, covenants, conditions, provisions or terms in any Loan Document and such failure to perform or observe continues for thirty (30) days, as the same may be extended if the Borrower is diligently pursuing a cure or remedy but in no event more than sixty (60) days from the date of such default or event of default.
6.4    Representations or Statements False. Any representation or warranty made by Borrower in any Loan Document, or any certificate delivered pursuant hereto, or any financial statement delivered to Bank hereunder, shall prove to have been false, misleading, erroneous, inaccurate or breached in any material respect as of the time when made or given.
6.5    Default on Other Obligations. Borrower shall fail to pay all or any part of, the rentals due under any lease or sublease, and such default shall not be cured within the period or periods of grace, if any, specified in the instruments governing such obligations; or default shall occur under any other evidence of Indebtedness, or any indenture, lease, sublease agreement, other instrument representing Borrower’s obligation in excess of $250,000, or other agreement governing or securing such obligation, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness or the termination of such lease, sublease or agreement.
6.6    Judgments. A final judgment which, together with other outstanding final judgments against Borrower exceeds an aggregate of $250,000 shall be entered against Borrower and shall remain outstanding and unsatisfied, unbonded or unstayed after sixty (60) days after the date of entry thereof.
6.7    Bankruptcy; Insolvency. Borrower shall: (a) become insolvent or cease to exist; (b) be unable, or admit in writing its inability to pay its debts as they mature; (c) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; (d) become the subject of an “order for relief” within the meaning of the United States Bankruptcy Code; (e) file a petition in bankruptcy, or for reorganization, or to effect a plan or other arrangement with creditors; (f) file an answer to a creditor’s petition (admitting the material allegations thereof) for liquidation, reorganization or to effect a plan or other arrangement with creditors; (g) apply to a court for the appointment of a receiver for any of its assets; (h) have a receiver appointed for any of its assets (with or without its consent); or (i) otherwise become the subject of any insolvency or liquidation or other proceedings for the winding up of its business, and such proceedings are not dismissed or abandoned within sixty (60) days after commencement.
6.8    Validity. Any Loan Document shall, at any time after its respective execution and delivery, and for any reason, cease to be in full force and effect or shall be declared null and void, or be revoked or terminated, or the validity or enforceability thereof or hereof shall be contested

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by Borrower, or Borrower shall deny that it has any or further liability or obligation thereunder or hereunder, as the case may be.
Upon the occurrence of any of the events described in Section 6.1, but before the expiration of any applicable cure period, Bank is under no obligation to make Revolving Loans (including, without limitation, to issue Letters of Credit). In addition, upon the occurrence of any Event of Default:
(a)    As to any Event of Default under Sections 6.1 through 6.6 or under Section 6.8, and at any time thereafter, and in each case, Bank may, by written notice to Borrower, immediately terminate its obligation to make Revolving Loans (including, without limitation, to issue Letters of Credit) hereunder and/or declare the unpaid principal balance of the Revolving Credit Note, together with all interest accrued thereon, and all other Obligations to be immediately due and payable; and the unpaid principal balance of and accrued interest on the Revolving Credit Note and all other Obligations shall thereupon be immediately due and payable without presentment, demand, protest, or further notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary in any other Loan Document;
(b)    As to any Event of Default under Section 6.7, the obligation of Bank to make Revolving Loans (including, without limitation, to issue Letters of Credit) hereunder shall immediately terminate and the unpaid principal balance of the Revolving Credit Note, together with all interest accrued thereon, and all other Obligations shall immediately and forthwith be due and payable, all without presentment, demand, protest, or further notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary herein or in the Revolving Credit Note contained; and
(c)    Bank shall also then, without limitation, have all rights and remedies provided in any Loan Document, by law, or otherwise, including the right of setoff, all without any further notice to Borrower. Bank may proceed to protect its rights in or outside of court, by suit in equity or action at law, or by other appropriate measures, including, without limitation, for the specific performance of any covenant or agreement.
ARTICLE VII DEFINITIONS

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7.1    Accounting Terms; Definitions. Except as otherwise provided or defined herein, all accounting terms shall be construed in accordance with GAAP consistently applied, and financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles. As used herein:
(a)    “Business Day” means any day other than a Saturday, Sunday or other day on which Bank is not open for business to the public.
(b)    “Controlled Group” means a controlled group of corporations as defined in Section 1563 of the Internal Revenue Code of 1954, as amended.
(c)    “Default” shall mean any of the events specified in Article VI hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.
(d)    “Event of Default” shall mean any of the events specified in Article VI hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.
(e)    “Indebtedness” means, with respect to any person, as of the date of determination thereof, all:

(i)	obligations for borrowed money for which the person is liable, contingently or otherwise, as obligor, guarantor or otherwise;

(ii)	obligations which are evidenced by bonds, debentures, notes, acceptances or other similar instruments;

(iii)	obligations as an account party, contingent or otherwise, including reimbursement obligations with respect to letters of credit or in respect of banker’s acceptances;

(iv)	obligations under leases which are or should be, in accordance with GAAP, treated as capital leases; and

(v)
liabilities secured by any lien on any real estate owned by the person even though it has not assumed or otherwise become liable for the payment thereof (it being understood that the amount of Indebtedness under this clause (e) for non-recourse Indebtedness shall be an amount equal to the lesser of such liabilities and the value of such real estate).

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(f)    “Letter of Credit” means any letter of credit issued by Bank at the request of Borrower.
(g)    “Letter of Credit Sublimit” means One Million Dollars ($1,000,000.00).
(h)    “Letter of Credit Obligations” means the aggregate undrawn face amount of all unexpired Letters of Credit issued and outstanding on the Maturity Date or the date on which the Revolving Credit Note is accelerated.
(i)    “Maturity Date” means May 14, 2021.
(j)    “Obligations” means all obligations of Borrower owed to Bank, whether arising under this Agreement, the Revolving Credit Note or any other Loan Document, and all other amounts owing by Borrower to any affiliate of Bank, including, but not limited to, amounts owing under any guaranty executed by Borrower. “Obligations” includes, but is not limited to, Letter of Credit Obligations.
(k)    “One-Month LIBOR Rate” means the greater of: (a) zero percent (0%), and (b) the rate of interest per annum in the “Money Rates” column or section of The Wall Street Journal (Midwest Edition) as the London Interbank Offered Rates (LIBOR) for loans with maturities of one month rounded to the nearest 1/16th of 1%, such rate to be reset as of the first day of the calendar month. If The Wall Street Journal ceases publication of LIBOR, LIBOR shall be determined by the Bank from such other major news source as the Bank reasonably selects and promptly thereafter provides notice thereof to the Borrowers. If LIBOR is not readily available to the Bank from another source, the Bank shall have the right to choose a reasonably comparable index and shall promptly thereafter notify the Borrowers thereof. If The Wall Street Journal or the replacement source publishes: (a) more than one LIBOR, the higher or highest of such rates shall apply; or (b) a retraction or correction of a previously published LIBOR, LIBOR reported in the retraction or correction shall apply. LIBOR shall reset on the first day of each calendar month and shall remain in effect until the last day of such calendar month.
(l)    “Permitted Liens” shall mean:

(i)
with respect to real estate only, easements, restrictions, minor title irregularities and similar matters which have no adverse effect as a practical matter upon the ownership and use of the real estate;

(ii)
liens for taxes, assessments, fees or governmental charges, which are either not delinquent or are being contested in good faith by Borrower by appropriate proceedings which will prevent foreclosure of such liens, and against which adequate reserves have been provided;

(iii)
liens or deposits in connection with worker’s compensation insurance, or to secure customs’ duties, or deposits required by law or governmental regulations as a condition to the transaction of Borrower’s business;

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(iv)	liens in favor of Bank;

(v)
carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business of Borrower on its property, provided they are not delinquent or remain payable without penalty, or those which Borrower is contesting in good faith;

(vi)	liens consisting of pledges or deposits by Borrower required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(vii)
liens consisting of judgment or judicial attachment liens against Borrower, provided that the enforcement of such liens is effectively stayed and all such liens in the aggregate at any time outstanding for Borrower does not exceed $250,000;

(viii)
purchase money security interests on any property acquired or held by Borrower in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (1) any such lien attaches to such property concurrently with or within twenty (20) days after the acquisition thereof, (2) such lien attaches solely to the property so acquired in such transaction, (3) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (4) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $250,000;

(ix)
liens securing obligations of Borrower in respect of operating or capital leases on assets subject to such leases provided that the annual payments on such leases does not exceed an aggregate of $250,000; and

(x)
rights reserved to or vested in any governmental authority to control or regulate or use in any manner the business of Borrower which do not adversely affect the business of Borrower, the rights or remedies of Bank or the value of the collateral.

(m)    “Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by Borrower or any member of the Controlled Group, or any such Plan to which Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.
(n)    “Revolving Credit Limit” means Five Million Dollars ($5,000,000.00).
ARTICLE VIII MISCELLANEOUS

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8.1    Expenses and Attorneys’ Fees. Borrower shall be responsible for the prompt payment of all fees and out-of-pocket disbursements incurred by Bank in connection with the preparation, execution, delivery, administration, interpretation, and enforcement of this Agreement, the Revolving Credit Note and the other Loan Documents, including, without limitation, all costs of collection, before and after judgment (including, without limitation, those incurred in any bankruptcy or insolvency proceeding), and including, without limitation, audit fees (except for the audit conducted prior to the signing of this Agreement) and the reasonable fees and disbursements of attorneys for Bank.
8.2    Successors. The provisions of this Agreement shall inure to the benefit of any holder of the Revolving Credit Note, and shall inure to the benefit of and be binding upon any successor to any of the parties hereto. Notwithstanding the foregoing, this Agreement is not assignable by Borrower.
8.3    Survival. All agreements, representations and warranties made herein shall survive the execution of this Agreement, the making of the Revolving Loans hereunder and the execution and delivery of the Revolving Credit Note.
8.4    Wisconsin Law. This Agreement and the Revolving Credit Note issued hereunder shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to any conflict of laws provisions.
8.5    Indemnification. Borrower agrees to defend, indemnify and hold harmless Bank, its directors, officers, employees and agents (collectively, the “Indemnitees”), from and against any and all loss, cost, expense, damage or liability (including, without limitation, reasonable attorneys’ fees) incurred in connection with any claim, counterclaim or proceeding brought as a result of, arising out of, or relating to, any transaction financed or to be financed, in whole or in part, directly or indirectly, with the proceeds of any Revolving Loan or the entering into and performance of this Agreement or any document or instrument relating to the Agreement by Bank; provided, that such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud or willful misconduct of such Indemnitee. This indemnity will survive termination of this Agreement, the repayment of all Revolving Loans and the discharge and release of any other Loan Document.
8.6    Venue. To the extent not prohibited by law, venue for any legal proceeding relating to enforcement of this Agreement shall be, at Bank’s option, the county in which Bank has its principal office in Wisconsin.
8.7    Amendment. No amendment, modification, termination or waiver of any provision of this Agreement, nor consent to any departure by Borrower from any provision of this Agreement shall in any event be effective unless it is in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purposes for which given.
8.8    Entire Agreement. This Agreement (including the Exhibits attached hereto), the Revolving Credit Note and the other Loan Documents, are intended by Borrower and Bank as a final expression of this Agreement and as a complete and exclusive statement of its terms, there being no conditions to the full effectiveness of this Agreement except as set forth in this Agreement.

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8.9    No Waiver; Remedies. No failure on the part of Bank to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of the right or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.
8.10    Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Electronic transmission of an executed Agreement shall be treated the same as an original and a party may request the electronic transmission to be followed by a physical, original, executed version of this Agreement.
8.11    Notices. All communications or notices required under this Agreement shall be deemed to have been given on the date when deposited in the United States mail, postage prepaid, and addressed as follows (unless and until any of such parties advises the other in writing of a change in such address) or sent electronically with a return receipt requested:
(a)    if to Borrower, to:
Koss Corporation
4129 N. Port Washington Ave
Milwaukee, WI 53212
Attn:  David Smith
Email: dsmith@koss.com

(b)    if to Bank, to:
Town Bank
731 N. Jackson Street, Suite # 100
Milwaukee, WI 53202
Attn:  Daniel P. Brenton
Email: dbrenton@wintrust.com

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8.12    Further Assurances. Borrower agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as Bank may at any time reasonably request and which are consistent with the terms of this Agreement in connection with the administration or enforcement of this Agreement or the Loan Documents or in order better to assure and confirm unto Bank its rights, powers and remedies hereunder.
8.13    Consent to Jurisdiction. Borrower consents to the jurisdiction of any state or federal court situated in the county or federal jurisdiction of Bank’s principal office in Wisconsin, and waives any objection based on forum non conveniens, with regard to any actions, claims, disputes or proceedings relating to this Agreement, the Note, any other Loan Document or any transactions arising therefrom, or enforcement and/or interpretation of any of the foregoing. Nothing in this Agreement will affect Bank’s rights to serve process in any manner permitted by law, or limit Bank’s right to bring proceedings against Borrower in the competent courts of any other jurisdiction or jurisdictions.
8.14    WAIVER OF TRIAL BY JURY. BORROWER AND BANK WAIVE TRIAL BY JURY IN ANY SUIT OR PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, INCLUDING TRIAL BY JURY WITH RESPECT TO A THIRD PARTY IN A SUIT OR PROCEEDING IN WHICH BORROWER IS A PARTY.
1.1    [The remainder of this page is intentionally left blank with a signature page to follow.]
BORROWER:

KOSS CORPORATION, a Delaware corporation

By:
David Smith, CFO and Secretary

BANK:

TOWN BANK, a Wisconsin banking corporation

By:
Daniel P. Brenton, Vice President

32962773_6.DOC

EXHIBIT 1.1
REVOLVING CREDIT NOTE

[SEE ATTACHED]
Revolving Credit Note

$5,000,000.00    As of May 14, 2019
FOR VALUE RECEIVED, KOSS CORPORATION, a Delaware corporation (“Borrower”), hereby promises to pay to the order of TOWN BANK, a Wisconsin banking corporation (“Bank”), on the Maturity Date the principal amount of Five Million and 00/100 Dollars ($5,000,000.00) or, if less, the aggregate unpaid principal amount of all Revolving Loans (including, without limitation, the aggregate undrawn face amount of all Letters of Credit) made by Bank to Borrower pursuant to the Loan Agreement (as defined below), in lawful money of the United States of America in same day or other immediately available funds.

Borrower further promises to pay to the order of Bank accrued interest on the aggregate unpaid principal amount of the Revolving Loans as set forth in the Loan Agreement. Payments of interest only are due and payable commencing on July 1, 2019, and on the same day of each consecutive month thereafter until the Maturity Date, unless sooner accelerated. All payments hereunder are to be made in immediately available funds via an automatic withdrawal from an account with Bank designated by the Borrower and approved by Bank (the initial account designated for withdrawals shall be the Operating Account (as defined in the Loan Agreement)). If, for whatever reason, Bank cannot accept automatic withdrawal of payments from Borrower’s accounts as provided herein, all payments of principal and interest due hereunder shall be mailed to Bank at Town Bank, Attn: Loan Department, with “Koss Corporation” noted on the remittance, or to such other person or at such other address as Bank may from time to time direct. This Revolving Credit Note may be prepaid in whole or in part at any time without premium or penalty.
Interest on this Revolving Credit Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over the year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Revolving Credit Note shall be computed using this method. This calculation method results in a higher effective interest rate than the numeric interest rate stated in the Loan Agreement. If any payment received is less than interest due to the effective date of receipt of such payment, Bank reserves the right to add any such deficiency to principal balance of this Revolving Credit Note. All payments to be made hereunder shall be made in accordance with the Loan Agreement.
This Revolving Credit Note evidences Revolving Loans (including, without limitation, Letters of Credit) under, is subject to, governed by and entitled to the benefits of, that certain Revolving Credit Agreement between Borrower and Bank dated contemporaneously herewith, as it may be amended, restated or modified from time to time (the “Loan Agreement”). This Revolving Credit Note is the Revolving Credit Note referenced in the Loan Agreement. This Revolving Credit Note is secured by, among other things and without limitation, certain terms and obligations as set forth in the Loan Agreement and the Security Agreement.
Except as otherwise defined herein, all capitalized terms used in this Revolving Credit Note shall have the meaning ascribed to such terms in the Loan Agreement.
Borrower hereby waives demand, presentment, protest and any and all notices in connection with the delivery, acceptance, performance or enforcement of this Revolving Credit Note.
This Revolving Credit Note is made under and governed by the laws of the State of Wisconsin applicable to contracts made and to be performed entirely within such State, without regard to any conflicts of law principles.
KOSS CORPORATION, a     Delaware corporation

EXHIBIT
By:
David Smith, CFO and Secretary

EXHIBIT 2.3

SECURITY AGREEMENT

[SEE ATTACHED]
GENERAL BUSINESS SECURITY AGREEMENT
(KOSS CORPORATION)

THIS GENERAL BUSINESS SECURITY AGREEMENT (this “Agreement”) is made and entered into as of May 14, 2019 (the “Effective Date”) by KOSS CORPORATION, a Delaware corporation (“Grantor”) for the benefit of TOWN BANK, a Wisconsin banking corporation (“Bank”).
RECITALS
WHEREAS, Grantor wishes to secure the payment of all indebtedness and liabilities under, and the performance of all the covenants and agreements contained in the following (collectively, the “Obligations”):

(a)	a “Revolving Credit Agreement” dated contemporaneously herewith between Grantor and Bank, as it may be amended, extended, restated or modified from time to time (the “Credit Agreement”);

(b)
a “Revolving Credit Note” dated contemporaneously herewith in the face amount of $5,000,000.00 from Grantor for the benefit of Bank as it may be amended, extended, restated or modified from time to time (the “Revolving Credit Note”);

(c)	this Agreement, as this Agreement may be amended or modified;

(d)
all other agreements, loans, drafts, overdrafts, checks, notes and all other debts, liabilities and obligations of every kind owing by Grantor to Bank, whether direct or indirect, absolute or contingent, liquidated or unliquidated whether of the same or a different nature and whether existing now or in the future, including interest thereon and all costs, expenses and attorneys’ fees paid or incurred by Bank at any time before or after judgment in attempting to collect any of the foregoing, to realize on any collateral securing any of the foregoing or this Agreement, and to enforce this Agreement; and

(e)	all costs, expenses, and attorneys’ fees at any time paid or incurred by Bank, before or after judgment, in endeavoring to collect on or protect Bank’s rights in all or part of any of the foregoing.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1.    Definitions. The following terms shall have the meanings set forth below:
“Account” shall have the meaning set forth in UCC Chapter 409.
“Chattel Paper” shall have the meaning set forth in UCC Chapter 409.
“Commercial Tort Claims” shall have the meaning set forth in UCC Chapter 409.
“Deposit Account” shall have the meaning set forth in UCC Chapter 409.
“Document” shall have the meaning set forth in UCC Chapter 409.
“Equipment” shall have the meaning set forth in UCC Chapter 409.
“Fixture” shall have the meaning set forth in UCC Chapter 409.
“General Intangible” shall have the meaning set forth in UCC Chapter 409.
“Instrument” shall have the meaning set forth in UCC Chapter 409.
“Inventory” shall have the meaning set forth in UCC Chapter 409.
“Investment Property” shall have the meaning set forth in UCC Chapter 409.
“Letter-of-Credit Right” shall have the meaning set forth in UCC Chapter 409.
“Collateral” shall mean and include all personal property in which Grantor has an interest, whether now owned or hereafter acquired, and wherever located, including, without limitation, all:
(a)    Accounts;
(b)    Chattel Paper;
(c)    Deposit Accounts;
(d)    Documents;
(e)    Equipment;
(f)    Fixtures;
(g)    General Intangibles;
(h)    Instruments;
(i)    Inventory;
(j)    Investment Property;
(k)    Letter-of-Credit Rights;
(l)    additions and accessions to, all spare and repair parts, special tools, equipment and replacements for and software used in any of the foregoing;
(m)    leases, agreements, drafts, acceptances, bills of lading and receipts;
(n)    of Grantor’s right, title and interest in and to all goods and other property, whether or not delivered, (i) the sale or lease of which gives or purports to give rise to any Account, including, but not limited to, all merchandise returned or rejected by or repossessed from customers, or (ii) securing any Account, including all of Grantor’s rights as an unpaid vendor or lien or, including stoppage in transit, replevin and reclamation with respect to such goods and other properties;
(o)    guarantees, mortgages, security interests, and supporting obligations and other agreements securing or relating to any Account or other Collateral, or acquired for the purpose of securing and enforcing any item thereof;
(p)    documents, policies and certificates of insurance;
(q)    files, correspondence, computer programs, tapes, discs and related data processing software (owned by Grantor or in which it has an interest) which contain information identifying or pertaining to any of the Collateral or any account debtor, or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization of Collateral or the collection thereof;
(r)    other or additional assets of Grantor in which Grantor may have heretofore granted or may hereafter grant Bank a security interest; and
(s)    products and proceeds of the foregoing Collateral (including, but not limited to, any claims to any items referred to in this definition, and any claims of Grantor against third parties for loss of, damage to, or destruction of, any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form, including cash, negotiable instruments and other instruments for the payment of money, chattel paper, security agreements or other documents.
“Event of Default” shall have the meaning set forth in the Credit Agreement.
“Permitted Liens” shall have the meaning set forth in the Credit Agreement.
“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or governmental authority.
“UCC” shall mean Chapters 401 through 411 of the Wisconsin Statutes as now enacted or hereafter in effect.
2.    Security Interest. To secure the payment and performance of the Obligations and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grantor hereby mortgages, pledges and assigns all of the Collateral to Bank, and grants to Bank a continuing security interest in all of the Collateral (the “Security Interest”).
3.    Continued Priority of Security Interest. Provided Bank properly perfects the Security Interest as required by applicable law, the Security Interest shall at all times be a valid and perfected security interest enforceable against Grantor and all third parties, securing, in accordance with the terms of this Agreement, the payment and performance of the Obligations, and the Collateral shall not at any time be subject to any lien, charge or security interest that is prior to, on a parity with or junior to the Security Interest, other than the Permitted Liens. Bank’s Security Interest shall be automatically released on any Collateral that is sold, transferred, assigned or otherwise disposed of in accordance with, and as permitted in, the Loan Documents.
4.    Delivery; Filing; Refiling.
(a)    Grantor shall, at its sole cost and expense, take or cause to be taken all action which Bank may reasonably request and which may be necessary or desirable in order to assure that the Security Interest will at all times comply with the provisions of Section 3 hereof and to enable Bank to exercise or enforce rights hereunder, including, but not limited to: (i) delivering to Bank, endorsed or accompanied by such instruments of assignment as Bank may specify, and stamping and marking, in such manner as Bank may specify, any and all chattel paper, instruments, letters and advices of credit, title certificates and documents evidencing or forming a part of the Collateral; and (ii) executing and delivering such pledges, designations, hypothecations, notices and assignments, and obtaining such control agreements in each case in form and substance satisfactory to Bank, relating to the creation, validity, perfection, maintenance or continuation of the Security Interest under the UCC or other laws as Bank may from time to time reasonably request.
(b)    Grantor authorizes Bank to file Uniform Commercial Code financing statements describing the Collateral (including describing the Collateral as “all assets,” “all personal property” or with words of similar effect) and amendments to such financing statements. Grantor will cooperate with Bank in obtaining control of Collateral (other than Grantor’s stock or member interest in its subsidiaries) or other security for the Obligations for which control may be required to perfect Bank’s Security Interest.
(c)    In the event that any repledge or reassignment, or any other action, is, in Bank’s reasonable belief, helpful or required at any time to protect, preserve or maintain the Security Interest, Grantor authorizes Bank to take any such action, and at Bank’s request, Grantor shall, at its sole cost and expense, cause the same to be done or taken at such time and in such manner as may be reasonably requested by Bank.
5.    Certain Covenants as to Collateral. So long as any of the Obligations is outstanding and unpaid and unless Bank shall otherwise expressly consent in writing:
(a)    Grantor will:
(i)    at all times be the sole owner (or, if applicable, sole lessee or sole licensee) of each and every item of Collateral free of all security interests and other encumbrances, except the security interests created by this Agreement and Permitted Liens;
(ii)    defend the Security Interest and its title (or, if applicable, other interest) to the Collateral at its own expense;
(iii)    at all times keep materially accurate and complete records of the Collateral, and permit Bank to enter upon Grantor’s place or places of business at any time and from time to time during reasonable business hours, and without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from and copies of the books, records, journals, orders, receipts and correspondence which relate to the Collateral or other transactions between the parties hereto and the general financial condition of Grantor, subject to the provisions set forth in the Credit Agreement;
(iv)    upon the request of Bank, execute and deliver confirmatory written assignments of Accounts to Bank, but any failure by Grantor to execute and deliver such schedules and other materials or assignments shall not limit or otherwise affect the Security Interest or Bank’s other rights in and to the Collateral;
(v)    maintain all tangible property that constitutes Collateral in good condition (ordinary wear and tear excepted) and exercise reasonable and proper custody over all such property;
(vi)    procure and maintain insurance against loss, theft, destruction, or damage to the Collateral for the reasonable value thereof, and business interruption, with such insurers as are reasonably acceptable to Bank, plus other insurance thereon in the amounts and against such risks as Bank may reasonably specify, and promptly deliver an original copy of each policy to Bank as well as endeavoring to obtain from such insurer a clause requiring the insurer to provide Bank up to thirty (30) days’ (and at least ten (10) days’) prior written notice of the cancellation, expiration, termination or any material change in the coverage afforded under any such policy;
(vii)    not make any material adverse change in the Collateral nor knowingly use nor permit the same to be used for any unlawful purpose whatsoever;
(viii)    pay and discharge all lawful taxes, assessments and government charges upon Grantor or against its properties, including the Collateral, prior to the date on which penalties arise, unless, and to the extent only that, such taxes, assessments and charges are contested in good faith and by appropriate proceedings by Grantor; and
(ix)    if any Collateral arose out of contracts with the United States or any of its departments, agencies or instrumentalities, Grantor shall so notify Bank, and shall, after an Event of Default and upon request of Bank, execute any writings required by Bank in order that any amounts due or to become due under such contracts shall be properly assigned to Bank, with proper notice of the assignment being given under the Federal Assignment of Claims Act.
(b)    Grantor shall not, without Bank’s prior written consent:
(i)    except in the ordinary course of business or in accordance with its current policies regarding collections and write-offs that have been disclosed to Bank, and (in any instance) prior to an Event of Default, grant any extension of time for payment of any Account or compromise, compound or settle the same for less than the full amount thereof, or release wholly or partly any person liable for the payment thereof, or allow any credit or discount whatsoever thereon; and
(ii)    except in the ordinary course of business (which is limited to selling inventory and collecting accounts receivable), sell, assign, transfer or otherwise dispose of any Collateral in excess of $250,000 in value in the aggregate for any calendar year to anyone other than Bank; provided, however, that, in addition to the aforementioned limit, Grantor may sell, assign, transfer or otherwise dispose of the assets (including the related intellectual property) associated with the STRIVA technology.
6.    Grantor Representations and Warranties. Grantor represents, warrants and covenants that:
(a)    Grantor’s chief executive office and the books and records relating to the Collateral are located at Grantor’s place of business at 4129 N. Port Washington Ave, Milwaukee, Wisconsin 53212.
(b)    Grantor will not move its chief executive office or the books and records specified in Section 6(a) hereof, change its name or change the choice of legal entity under which it operates or the state under whose laws it is organized, without Bank’s prior written consent.
(c)    No Collateral is, or will be, maintained at any location other than as specified in Section 6(a) hereof.
(d)    The information contained in the “Perfection Certificate” attached hereto as Exhibit A and dated contemporaneously herewith from Grantor to Bank is true and correct.
7.    Notice to Account Debtors or Obligors; Possession of Collateral. If there shall occur any Event of Default, Bank may, in its sole discretion, do any or all (or none) of the following:
(a)    Bank may (i) notify, or require Grantor to notify, in writing any account debtor or other obligor with respect to any of the Collateral to make payment to Bank or any agent or designee of Bank, at such address as may be specified by Bank, or (ii) direct Grantor to hold all payments which it receives with respect to any Collateral in trust for Bank, and Grantor shall so hold such funds without commingling them with other funds of Grantor and shall, in accordance with the direction of Bank, either (A) deliver the same to Bank, or any agent or designee of Bank, immediately upon receipt by Grantor in the identical form received, together with any necessary endorsements, or (B) immediately deposit them in a separate account maintained with or by Bank, or any agent or designee of Bank, in which only such payments and other proceeds of Collateral shall be deposited. When any notice to make payments directly to Bank, or any such agent or designee, shall have been given pursuant to clause (i) above, Grantor shall no longer have any right to collect the affected Collateral. If, notwithstanding the giving of any notice, any account debtor or other obligor shall make payment to Grantor, Grantor shall hold all such payments it receives in trust for Bank, without commingling the same with other funds of Grantor, and shall deliver the same to Bank, or any such agent or designee, immediately upon receipt by Grantor in the identical form received, together with any necessary endorsements. Bank may settle or adjust disputes and claims directly with account debtors and other obligors of Grantor for amounts and on terms which Bank considers advisable. Nothing herein contained shall be construed as requiring or obligating Bank, or any such agent or designee, to make any demand, or to make an inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or notice or take any action with respect to any Accounts or the monies due or to become due thereunder or to take any steps necessary to preserve any rights against prior parties. Bank shall not have any liability to Grantor for actions taken in good faith pursuant to this Section 7.
(b)    All amounts received or deposited with Bank pursuant to Section 7(a) hereof shall be applied to the payment of the Obligations, in such order as Bank determines, in its sole discretion. Bank may, but shall not be obligated to, deliver any amounts received or deposited pursuant to Section 7(a) hereof to Grantor for use by Grantor in the ordinary course of its business, but the Security Interest in any such proceeds delivered to Grantor shall continue and shall not be affected by such delivery and Grantor shall not commingle any proceeds so delivered with any of its other funds.
(c)    Bank may at any time and from time to time, with or without judicial process or the aid or assistance of others, enter upon any premises in which Collateral may be located and, without resistance or interference by Grantor, take physical possession of any items of Collateral and maintain such possession on Grantor’s premises or move the Collateral or any part thereof to such other places as Bank shall choose without being liable to Grantor on account of any losses, damage or depreciation that may occur as a result thereof (so long as Bank shall not breach the peace) dispose of all or any part of the Collateral on any premises of Grantor, require Grantor to assemble and make available to Bank at the expense of Grantor all or any part of the Collateral at any place and time designated by Bank, or to remove all or any part of the Collateral from any premises in which any part may be located for the purposes of effecting sale or other disposition thereof.
8.    Appointment as Attorney and Agent for Grantor With Respect to Security Interest. Grantor hereby irrevocably appoints Bank, or any agent or designee of Bank, as its lawful attorney and agent, with full power of substitution, to execute and deliver, on behalf of and in the name of Grantor, such financing statements, assignments, mortgages, notices, pledges and other documents and agreements, and to take such other action as Bank may deem necessary for the purpose of the creation, perfection, maintenance or continuation of the Security Interest, under any applicable law, and Bank is hereby authorized to file on behalf of and in the name of Grantor, at Grantor’s expense, such financing statements, assignments, mortgages, notices, pledges and other documents and agreements in any appropriate governmental office. The right is expressly granted to Bank in its discretion, to file one or more financing statements under the UCC or the comparable Uniform Commercial Code of any other jurisdiction, without any further authentication or authority from Grantor, naming Grantor as debtor and naming Bank as secured party, and indicating therein the types, or describing the items, of the Collateral and providing such other information as may be required or requested by the filing office.
9.    Appointment to Act for Grantor After an Event of Default. Grantor, effective immediately upon the occurrence of an Event of Default and notice thereof given by Bank to Grantor (but without the necessity of further action), and until the Event of Default is waived in writing:
(a)    irrevocably authorizes Bank, or any agent or designee of Bank, to perform any and all of the acts that Bank is permitted to perform under any provision of this Agreement;
(b)    constitutes and appoints Bank, or any agent or designee of Bank, as Grantor’s true and lawful attorney and agent, with full power of substitution, in the place and stead of Grantor and either in its own name or in the name of Grantor, if any Event of Default shall have occurred and be continuing:
(i)    to endorse Grantor’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Bank’s possession;
(ii)    to sign Grantor’s name on any invoice or bill of lading relating to any Collateral, on drafts against customers, on schedules and assignments of Accounts, on notices of assignment, financing and continuation statements and other public records, on verifications of accounts, on notices to or from customers and on any and all documents necessary to effectuate drawings under letters of credit;
(iii)    to notify the post office authorities to change the address for delivery of Grantor’s mail to an address designated by Bank;
(iv)    to receive, open and dispose of all mail addressed to Grantor; and
(v)    to send requests for verification of Accounts to customers or account debtors; and
(c)    ratifies and approves all actions taken pursuant to the foregoing power of attorney whether taken by Bank or by any other person or persons designated by Bank, and Bank will not be liable for any acts or omissions or for any error of judgment or mistake of fact or law other than those occasioned by Bank’s willful misconduct. This power shall be deemed coupled with an interest and shall be irrevocable until the Obligations have been fully satisfied. Bank may appoint such persons, firms or corporations as, in its sole discretion, it may determine for the purpose of exercising any powers and taking any action permitted to be exercised or taken by Bank under or pursuant to any of the provisions of this Agreement.
10.    Acceleration of Obligations and Default. In addition to any other rights, powers or privileges granted to Bank hereunder, upon the occurrence of an Event of Default, Bank may, at its option, with or without notice, declare the whole unpaid balance of any Obligation (or all Obligations) secured by this Agreement immediately due and payable and may declare Grantor to be in default under this Agreement.
11.    Marshalling, Etc. Bank shall not be required to make any demand upon or pursue or exhaust any of its rights or remedies against Grantor or others with respect to the payment of Obligations, and shall not be required to marshall the Collateral or to resort to the Collateral in any particular order and all of the rights of Bank hereunder shall be cumulative. To the extent that it lawfully may, Grantor hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of, and does hereby covenant not to assert against Bank, any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement or in respect of the Collateral. To the extent it lawfully may, without limiting the generality of the foregoing, Grantor hereby agrees that it will not invoke or utilize any law which might cause delay in, or impede, the enforcement of Bank’s rights under this Agreement and hereby waives the same.
12.    Nonwaiver, Extensions, etc. No course of dealing between Grantor and Bank shall operate as a waiver of any rights of Bank under this Agreement or in respect of the Collateral or the Obligations. No delay or omission on the part of Bank in exercising any right under this Agreement in respect of the Collateral or any Obligations shall operate as a waiver of such right or any other right hereunder. A waiver on any one occasion shall not be construed as a bar or waiver of any right or remedy on any other occasion. No waiver, amendment to, or other modification of this Agreement shall be effective unless it is in writing and signed by Bank. Any extension of time for payment of any installment of any of the Obligations or the acceptance of only a part of such installment, or the failure of Bank to enforce the strict performance of any covenant, promise, or condition herein contained (or in any other note, obligation, or agreement) on the part of Grantor to be performed, shall not operate as a waiver of the right of Bank thereafter to require that the Obligations and the terms herein be strictly performed according to the tenor thereof and hereof. Grantor hereby waives presentment for payment, notice of nonpayment, protest, notice of protest, and diligence in Bank bringing suit against Grantor. Furthermore, Grantor agrees that Bank may, without thereby releasing Grantor, substitute, release, alter, or make any other disposition of any Collateral and further agree that Bank is not required to first resort for payment to any such Collateral. No waiver of any provision of this Agreement shall be effective unless in writing and signed by Bank.
13.    Sale. Any item of the Collateral may be sold for cash or other value in any number of lots at public auction or private sale without demand or notice (excepting only that Bank shall give Grantor at least ten (10) days’ prior written notice of the time and place of any public sale, or the time after which a private sale may be made (which notice each of Grantor and Bank hereby agrees to be reasonable). At any sale or sales of the Collateral (except at private sale) Bank may bid for and purchase the whole or any part of the property and rights so sold and, upon compliance with the terms of such sale, may hold, exploit, and dispose of such property and rights without further accountability to Grantor except for the proceeds of such sale or sales. Grantor will execute and deliver, or cause to be executed and delivered, such instruments, documents, registrations statements, assignments, waivers, certificates and affidavits, and supply or cause to be supplied such further information and take such further action as Bank shall reasonably require in connection with such sale.
14.    Application of Proceeds. The proceeds of all sales and collections hereunder, and any other monies (including any cash contained in the Collateral) the application of which is not otherwise herein provided for, shall be applied in such order as Bank determines, in its sole discretion.
15.    Setoff. In addition to any rights now or hereafter granted under the provisions of any applicable law, rule or regulation, to the exercise of which Grantor hereby consents, and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Bank is hereby authorized by Grantor, at any time or from time to time, without notice, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured) and any other indebtedness at any time held or owing by Bank to or for the credit or account of Grantor against and on account of the Obligations, irrespective of whether or not (a) Bank shall have made any demand under this Agreement, the Term Note or the Revolving Credit Note, or (b) Bank shall have declared the principal of and interest on the Term Note or the Revolving Credit Note to be due and payable.
16.    Attorneys’ Fees and Costs. All reasonable out-of-pocket costs and expenses, including attorneys’ fees incurred by Bank in any and all efforts made to enforce payment of the Obligations or otherwise to effect collection of or against any of the Collateral, all Bank’s standard service charges for servicing and auditing this Agreement or the Collateral, as well as all reasonable out-of-pocket costs and expenses, including attorneys’ fees and legal expenses incurred in connection with the entering into, modification, administration and enforcement of this Agreement or the instituting, maintaining, preserving, enforcing and foreclosing the Security Interest, whether through judicial process (in or outside of bankruptcy proceedings) or otherwise shall be charged to and paid by Grantor, upon demand by Bank, and shall be part of the Obligations.
17.    Miscellaneous.
(a)     This Agreement shall be deemed to have been made in the State of Wisconsin and shall be governed by the laws of the State of Wisconsin (without regard to its conflicts of laws provisions), except to the extent superseded by Federal law. Grantor consents to the jurisdiction of the Circuit Court of Milwaukee County, Wisconsin and to the jurisdiction of the United States District Court for the Eastern District of Wisconsin and waives any objection based on inconvenience of the court (or forum non conveniens), with regard to any actions, claims, disputes or proceedings relating to this Agreement, or any transactions arising therefrom, or enforcement and/or interpretation of any of the foregoing. Nothing in this Agreement will affect Bank’s rights to serve process in any manner permitted by law, or limit Bank’s right, at the option of Bank, to bring proceedings against any Grantor or Grantors in the competent courts of any other jurisdiction or jurisdictions. All terms which are used in this Agreement shall have the meanings set forth herein. Terms not defined herein shall have the meanings given them in the Credit Agreement, or, if not defined therein, in the UCC. The headings in this instrument are for convenience of reference only and shall not limit or otherwise affect the meaning of any provision thereof.
(b)     All communications or notices required under this Agreement shall be deemed to have been given on the date when deposited in the United States mail, postage prepaid, and addressed as follows (unless and until any of such parties advises the other in writing of a change in such address):
if to Grantor, to:
Koss Corporation
4129 N. Port Washington Ave
Milwaukee, Wisconsin 53212
Attn:  David Smith
Email: dsmith@koss.com

if to Bank, to:
Town Bank
731 N. Jackson Street, Suite #100
Milwaukee, WI 53202
Attn:  Daniel P. Brenton
Email: dbrenton@wintrust.com

(c)     In the event that any provision hereof shall be deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by any court, this Agreement shall be construed as not containing such provision, but only as to such locations where such law or interpretation is operative, and the invalidity of such provision shall not affect the validity of any remaining provision hereof, and any and all provisions hereof which are otherwise lawful and valid shall remain in full force and effect.
(d)     This Agreement is intended by Grantor and Bank as a final expression of the intent of the parties with respect to its subject matter, and as a complete and exclusive statement of its terms, there being no conditions to the enforceability of this Agreement. This Agreement may not be supplemented or modified except in writing, signed by both Grantor and Bank. This Agreement is entered into contemporaneously with the Credit Agreement.
(e)     The RECITALS set forth above are true, accurate and incorporated herein by reference.
[The remainder of this page is intentionally left blank with a signature page to follow.]
IN WITNESS WHEREOF, Grantor has executed this General Business Security Agreement as of the Effective Date.

KOSS CORPORATION
EXHIBIT

By:
David Smith, CFO and Secretary

EXHIBIT A
PERFECTION CERTIFICATE
The undersigned, being the Chief Financial Officer and Secretary of KOSS CORPORATION (“Borrower”), hereby certifies to TOWN BANK (“Bank”) that the information disclosed below is true and correct. Borrower understands that Bank will rely on this information to perfect the security interest granted by Borrower pursuant to the “General Business Security Agreement” from Borrower to Bank dated contemporaneously herewith.

1.    Borrower’s exact legal name as it appears in its organizational documents is:
Koss Corporation
2.    The mailing address of Borrower is:
4129 N. Port Washington Ave, Milwaukee, Wisconsin 53212.
3.    The address of Borrower’s place of business, or if it has more than one place of business, its chief executive office, is:
4129 N. Port Washington Ave, Milwaukee, Wisconsin 53212.
4.    The address where Borrower keeps its books and records is:
4129 N. Port Washington Ave, Milwaukee, Wisconsin 53212.
5.    Was the address of Borrower’s place of business, or if it has more than one place of business, its chief executive office, located in any other state within the last 5 years?
        ☐ Yes ☒ No. If yes, the addresses for those other locations are: N/A.
6.    Collateral consisting of equipment and other goods is located at the following location(s):
4129 N. Port Washington Ave, Milwaukee, Wisconsin 53212
7.    The Borrower is a ☐ general partnership ☐ limited partnership ☐ limited liability company ☒ corporation ☐ other: _____________________.

8.    The state under whose laws the Borrower is organized:
Delaware.
9.    The Borrower’s organizational identification number issued by the state under whose laws it is organized is: 775643.
10.    Was the Borrower a successor by merger, consolidation, acquisition or otherwise to another organization at any time during the past 5 years? ☐ Yes ☒ No.
11.    All other names (including trade names) used by the Borrower now or at any time during the past five years are: None.
Dated as of May 14, 2019.
KOSS CORPORATION
EXHIBIT

By:
David Smith, CFO and Secretary
EXHIBIT 3.7

CONTINGENT LIABILITIES

[BORROWER TO CONFIRM.]

EXHIBIT 3.10

DEFAULTS

[BORROWER TO CONFIRM.]

EXHIBIT 3.14

HAZARDOUS SUBSTANCES

[BORROWER TO CONFIRM.]

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